ASHWORTH, MITCHELL, BRAZELTON, PLLC
                               4225 N. BROWN AVE.
                              SCOTTSDALE, AZ 85251
                    TELEPHONE 480-945-0623 FAX 480-946-7717

To Whom It May Concern:
RE: Namibian Copper Mines, Inc.


Forward looking Budget
----------------------

     We have not prepared a forward looking budget for the above entity and neither have they. They currently are not conducting any business and are in the process or reorganizing. The forward looking budgets will not be necessary until the firm decides on the direction it will be taking in the future.

Review Letter - Management Letter
---------------------------------

     There have been no management or review letters prepared by our firm. When our firm was engaged, the company was in its "wind down" stage, and with all operations ceasing and assets being sold, we did not feel the need for these two letters.

All debt instruments, guarantees, etc.
--------------------------------------

     Namibian Copper Mines, Inc., currently has no debt since all debt was written off by the company in 1998. There are no outstanding guarantees by the Corporation or any of its officers.

Material Leases, Real or Personal Property.
-------------------------------------------

     Namibian Copper Mines, Inc., has disposed of all its real and personal property as of this date. The property was disposed of to satisfy its creditors and was fully disposed of.


ASWORTH, MITCHELL, BRAZELTON, PLLC


/s/ Ted A. Brezelton
--------------------

                      ASHWORTH, MITCHELL, BRAZELTON, PLLC
                                425 N. BROWN AVE.
                              SCOTTSDALE, AZ 85251
                    TELEPHONE 400-945-0623 FAX 480-946-7717

To Whom It May Concern:
RE: Namibian Copper Mines, Inc.



IV: EMPLOYEE AND SHAREHOLDER RELATIONSHIPS
------------------------------------------

A. There are no current employment agreements in effect. When the company liquidated' all of it's assets and liabilities, all employee agreements were declared null and void, as the company did not have any work for the empl ees that were currently under contract to do. All agreements had a 031 day cancellation clause contained in them, and the clause was exercised. There were no union/collective bargaining agreements as the only employees the company had at this time was office employees.

B. There are no loan agreements between the company or any subsidiary or director. The only p yable on the books is a payable for $25,000 to one of the directors for mo~`ey lent to the firm. This payable is not secured by any notes or guarantees as it is an open payable of the firm.

C. There are no employee stock option, stock purchase, stock bonus or any other stock plans in effect for employees. As of this date, the Company has no employees.

D. Since the Company has no employees, there are no outstanding or open compensation plans.:

E.   There  are no  prerequisites.

F. The officers, directors and 5 percent shareholder's questionnaires are enclosed for the following individuals.

1.   Alan  Doyleli                           5%
2.   United African Investments, LTD         5%
3.   VMR Limited                             9%
4.   Springbok Investments, LTD              18%
5.   Billie J. Allred                        1%

G.   There are no contracts or arrangements with shareholders.

H.   There  are  no  dividend   agreements   shareholder  or  proxy   agreements
     outstanding.

I.   Stock ownership of directors and 5 most highly paid officers.


1. Alan Doyle, Director          548,000 shares
2. Billie J. Allred, Director   110, 000 shares

     These are the only two officers and directors of the Company that are currently still associated with the company.

ASHWORTH, MITCHELL, BRAZELTON, PLLC


/s/ Ted A. Brazelton
--------------------

                       ASHWORTH,MITCHELL, BRAZELTON, PLLC
                               425 N. BROWN AVE.
                              SCOTTSDALE, AZ 85251
                    TELEPHONE 480-945-0623 FAX 480-945-7717

To Whom It May Concern:

RE: Namibian Copper Minos.


V.   Insurance Agreements

     The company is currently not carrying insurance. It has no employees and the directors feel the liability exposure for this entity with no employees is negligible and therefore have not expended funds for insurance.

VI.  Acquisitions/Divestitures

     A. There are no current plans for the company to acquire a new firm or to divest itself of any of its operations.

     B. The directors of the Company are continually looking for opportunities to enhance shareholders value. No conclusions have been reached in this matter.

VII. Litigation and similar proceedings.

     A. Letter is in the file from the attorney that Grant Thornton used. When we did the audit, we did not secure a legal reprsentation letter, as we saw what the company was doing.

     B. There is no litigation involving an executive officer or director of the Company concerning bankruptcy, crimes, and security law or business practices in the lost 5 years that have come to our knowledge during the course of our audits.

     C. There have been no disputes with governmental agencies. Federal and State income taxes are in the process of being filed as of this date, but there is no tax liability arising from these taxes as we currently view the matter with the firm's tax accountant.

     D. There are no other judicial or legal claims pending or any decrees or judgments pending, that we have knowledge of.

VIII. Properties.

          The company has no assets as this time other than money in a Bank account. They relinquished all ownership rights to property (real and personal), when they liquidated their debt.

IX.  Public Relations

     A. The annual audited financial reports are enclosed. There is no known advertising, marketing or other selling materials

     B. There are no authorized Press Releases that the Directors are aware of at this date.

     C.   There are no known analysts reports at this time.


ASHWORTH, MITCHELL, BRAZELTON, PLLC


/s/ Ted A. Brazelton
--------------------